Exhibit 15.4

March 27, 2024

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read item 16.F – “Change in Registrant’s Certifying Accountant” of the annual report on Form 20-F for the year ended December 31, 2023 of GeoPark Limited. We agree with the statements contained therein in relation to Pistrelli, Henry Martin y Asociados S.R.L. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ Pistrelli, Henry Martin y Asociados S.R.L.

PISTRELLI, HENRY MARTIN Y ASOCIADOS S.R.L.

Member of Ernst & Young Global Limited